Exhibit 99.2

For More Information:
Public Relations	Investor Relations
Barbara Heffner	Timothy Dolan
CHEN PR, Inc.	Integrated Corporate Relations

781-672-3112

617-956-6727

bheffner@chenpr.com

tdolan@icrinc.com

PHASE FORWARD ANNOUNCES CFO WILL RETIRE ON JUNE 1, 2009

Vice President of Finance Christopher Menard to be Named CFO

Waltham, MA — February 5, 2009 — Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that Rodger Weismann will retire as chief financial officer of the company effective on June 1, 2009.  Christopher Menard, currently Phase Forward’s vice president of finance, will succeed Weismann as CFO at that time.  After June 1, Weismann will serve in a part-time capacity as advisor to the CEO in a variety of areas, including strategic planning and corporate development.

“It has been a pleasure to work with Rodger as CFO of Phase Forward for the last four years, and the company and board of directors are grateful for his many contributions that have helped the company scale and solidify its market leadership position.  During Rodger’s tenure, Phase Forward developed an excellent track record of delivering consistent, solid revenue growth and expanding profitability margins.  Equally important, he built out the breadth and depth of our finance organization, while spending the past several years grooming Chris to take over his role as CFO.  We are highly confident that the transition process will be smooth, and that Chris will be a great CFO at Phase Forward,” said Bob Weiler, Phase Forward’s chief executive officer.

Rodger Weismann, chief financial officer of Phase Forward, commented, “As I look to transition the chief financial officer role, the company is fortunate to have a highly qualified candidate ready to take over.  For some time, Chris Menard has had responsibility for managing most of Phase Forward’s financial departments on a worldwide basis.  Equally important, his knowledge of the company, its business model and industry is second to none based on his ten years of management experience with Phase Forward and a similar company we previously acquired.”

Menard joined Phase Forward in 2001, and in his current role as vice president of finance, he manages worldwide finance and accounting groups that have responsibility for accounting, financial reporting, budgeting, treasury and compliance, external audits and SEC reporting.  His experience at Phase Forward also includes the execution and integration of three acquisitions, successful execution of the IPO and secondary stock offering, implementation of new global financial systems and the recent negotiation of a 10-year lease and management of the build-out of the company’s worldwide corporate headquarters.

Menard began his career at Phase Forward as director of finance before being promoted in 2004 to director of finance and accounting, and then to his current role beginning in 2006.  Prior to Phase Forward, Menard was director of finance and accounting at Clinsoft Corporation, which was acquired by Phase Forward in 2001.  Menard received a Bachelor of Science degree in Business Administration from Babson College and an MBA from Boston College.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), phase I clinic automation (LabPas™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (Empirica™ Signal) and Signal Management, adverse event reporting (Empirica™ Trace), applied data standards (WebSDM™) and Web-integrated interactive response technologies (Clarix™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, company personnel and their continued service and contribution to Phase Forward. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to retain its executive personnel.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K, as updated by its most recent Quarterly Report on Form 10-Q.